UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 15, 2007

EDGE PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	000-22149 (Commission File Number)	76-0511037 (IRS Employer Identification No.)

Travis Tower

1301 Travis, Suite 2000

Houston, Texas 77002

(Address of principal executive offices)

(713) 654-8960

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐                                   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 15, 2007, Edge Petroleum Exploration Company (“Edge Petroleum Exploration”), a wholly owned subsidiary of Edge Petroleum Corporation (“Edge,” “we,” “us” or “our”), amended each of its existing agreements (the “Original Agreements”) with Smith Production Inc. (“Seller”) relating to the sale to Edge Petroleum Exploration of certain oil and natural gas properties in southeast and south Texas, which sale was previously reported on our Current Report on Form 8-K filed on November 22, 2006 and the description of which is hereby incorporated by reference.  The amendments to the Original Agreements extended the date on which Edge Petroleum Exploration was required to give notice of title defects from January 12, 2007 to 12:00 pm CST on January 15, 2007.

Item 8.01. Other Events.

The information below includes information contained in our preliminary prospectus supplements dated January 16, 2007 with respect to our proposed common stock and preferred stock offerings.

The estimates of oil and natural gas reserves of Edge at December 31, 2006, which include the Kerr McGee assets (as defined below) acquired on December 28, 2006, are based on our internal estimates, but we expect to receive reports of Ryder Scott Company, L.P. (“Ryder Scott”) and W.D. Von Gonten & Co., independent petroleum engineers, on such estimates on or around January 19, 2007.  The estimates of proved oil and natural gas reserves of the Smith assets (as defined below) are derived from our internal estimates, which have been the subject of an oversight review letter of Ryder Scott included as Exhibit 99.2 to our Current Report on Form 8-K filed on January 16, 2007.  We have included various pro forma numbers throughout this report.  Such pro forma information is for illustrative purposes only and should not be viewed as indicative of future results.

As of December 31, 2006, our estimated proved reserves were approximately 102 Bcfe, of which 75% were natural gas and 77% were proved developed. Approximately 70% of our estimated proved reserves at December 31, 2006 are located in south Texas, our largest core area of operations. Our other acreage and proved reserves are located in south Louisiana, the Permian Basin in southeast New Mexico, the Mississippi Interior Salt Basin and the Fayetteville Shale in Arkansas. We also have a substantial undeveloped leasehold position in the emerging Floyd Shale play in Mississippi and Alabama.

We have recently announced two acquisitions that will substantially increase our reserve base and operations in our core area of south Texas and will establish a new core area of operations for us in southeast Texas. On December 28, 2006, we acquired assets consisting primarily of additional 44% to 50% working interests in the Chapman Ranch Field in Nueces County, Texas (in which we already owned 44% to 50% working interests as a result of two prior acquisitions in late 2005) from Kerr McGee Oil and Gas Onshore LP, a subsidiary of Anadarko Petroleum Corporation, or Kerr McGee, for approximately $25 million. We refer to this acquisition as the Kerr McGee acquisition and refer to the assets acquired as the Kerr McGee assets. We also obtained operational control of our existing and acquired working interests in the Chapman Ranch Field. During the fourth quarter of 2006, we also entered into two purchase and sale agreements to acquire oil and natural gas assets in south and southeast Texas and option and leasehold rights in an approximate 95 square mile exploration area in south Texas, known as the Mission project area, from Smith Production Inc., or Smith, for approximately $385 million, before specified purchase price adjustments. Separately, we expect to acquire option and leasehold rights in two additional exploration areas from Smith for approximately $10 million. We refer collectively to the pending acquisitions from Smith as the Smith acquisition and refer to the assets expected to be acquired as the Smith assets. In aggregate, we expect to pay approximately $395 million for the Smith assets, before specified purchase price adjustments. We expect the Smith acquisition to close on or about January 31, 2007, subject to the satisfaction of various closing conditions.

The Kerr McGee assets accounted for approximately 9 Bcfe of estimated proved reserves as of December 31, 2006 and averaged an estimated 3 MMcfe per day of production during December 2006. The Smith assets accounted for approximately 123 Bcfe of estimated proved reserves as of December 31, 2006 and averaged an estimated 37 MMcfe per day of production during December 2006.

At December 31, 2006, pro forma for the Smith acquisition, our estimated net proved reserves were 225 Bcfe, of which 78% were natural gas and 70% were proved developed. During December 2006, our estimated daily production, on a pro forma basis for the Smith acquisition and the Kerr McGee acquisition, averaged 81 MMcfe.

The table below sets forth (a) estimated production for the month ended December 31, 2006 for (1) Edge, (2) the Kerr McGee assets, (3) the Smith assets and (4) Edge on a pro forma basis for the Smith assets and the Kerr McGee assets; and (b) the estimated proved reserves at December 31, 2006 for (1) Edge, (2) the Smith assets, and (3) Edge on a pro forma basis with the Smith assets.

The pro forma estimated production information assumes that the Kerr McGee acquisition and the Smith acquisition were effective on December 1, 2006. The pro forma estimated proved reserve information assumes that the Smith acquisition was effective on December 31, 2006. The pro forma information in the following table is presented for illustrative purposes only. The results may have been different if we had owned or had acquired the Kerr McGee assets or the Smith assets on any of such dates, as applicable, and the information does not purport to indicate the future results that we will experience. The closing of the Smith acquisition is subject to certain closing conditions, and we may not be able to successfully complete the Smith acquisition. Note that the pro forma production information for the month ended December 31, 2006 includes the Kerr McGee assets but our pro forma operating data for the year ended December 31, 2005 and the nine months ended September 30, 2006 included elsewhere in this report and the pro forma financial information previously filed with the SEC as Schedule B to our Current Report on Form 8-K filed on January 16, 2007 does not give effect to the Kerr McGee acquisition.

	Estimated Production				Estimated Proved Reserves
	Month Ended December 31, 2006				As of December 31, 2006
	Average Daily Production (MMcfe/day)		% Natural Gas(1)		Total (Bcfe)		% Developed		% Natural Gas
Edge	41	(2)	85	(2)	102		77		75
Kerr McGee assets	3	(2)	81	(2)	—	(3)	—	(3)	—	(3)
Smith assets (4)	37		79		123		64		81
Pro forma total	81		83		225		70		78

(1)  Includes natural gas liquids.

(2)  Edge estimated production includes production from the Kerr McGee assets from December 28, 2006, the date we acquired the assets, through December 31, 2006. Kerr McGee assets estimated production includes production from the assets from December 1, 2006 to December 27, 2006.

(3)  Because we acquired the Kerr McGee assets prior to December 31, 2006, these assets are included in the estimated proved reserves for Edge as of December 31, 2006.

(4)  Estimated proved reserves of the Smith assets are derived from our internal estimates. The estimated proved reserve information for the Smith assets has been the subject of an oversight review letter by Ryder Scott, which is attached as Exhibit 99.2 to our Current Report on Form 8-K filed on January 16, 2007.

Recent Kerr McGee Acquisition and Pending Smith Acquisition

The information below corrects certain information in our preliminary prospectus supplements dated January 16, 2007 that sets forth the percentages that the reserves of two fields in the south Texas area, the Flores/Bloomberg Field and the Muy Grande Field, constitute out of the total reserves that we expect to acquire in the Smith acquisition.

Recent Kerr McGee Acquisition.  On December 28, 2006, we completed an acquisition of certain working interests in the Chapman Ranch Field from Kerr McGee Oil and Gas Onshore LP for approximately $25 million. In late 2005, we acquired working interests in this field, including interests in seven producing wells, ranging from approximately 44% to 50%. In the Kerr McGee acquisition, we acquired an additional 44% to 50% working interest in the same wells in the field, and acquired two additional wells, bringing our working interests in those Chapman Ranch properties, including a total of nine producing wells, to 88% to 100%. We also assumed operatorship of the Chapman Ranch Field following the closing of the acquisition. We estimated, as of December 31, 2006, that the Kerr McGee assets had approximately 9 Bcfe of estimated proved reserves, of which approximately 30% were proved developed, and approximately 3 MMcfe of average estimated daily production for December 2006, of which approximately 81% was natural gas. We financed the acquisition with borrowings under our existing credit facility.

Pending Smith Acquisition.  In the fourth quarter of 2006, we entered into two purchase and sale agreements with Smith Production Inc. relating to our purchase of certain oil and natural gas properties and other assets located in 13 counties in south and southeast Texas as well as a 25% working interest in an exploration venture in the Mission project area in which Smith will be the operator. We agreed to pay approximately $385 million for these assets. Separately, we expect to enter into agreements to acquire working interests of 12.5% and 25.0% in two additional exploration ventures in which Smith will be the operator for approximately $10 million, for a total of $395 million.

As of December 31, 2006, the Smith assets contained approximately 123 Bcfe of estimated proved reserves, which were 81% natural gas and 64% proved developed. These estimated reserves constituted 55% of our pro forma estimated proved reserves with the Smith assets as of December 31, 2006. In December 2006, these properties produced an estimated average of approximately 37 MMcfe of net daily production, of which 79% was natural gas. Upon completion of the Smith acquisition, our average working interest in these properties will be approximately 64%, and we expect to be the operator of approximately 97% of the total acquired production. In total, the Smith assets include approximately 150 gross producing wells (74 net) and an ownership interest in approximately 17,000 gross and 12,250 net developed acres and 56,000 gross and 16,000 net undeveloped acres of leasehold, all as of December 31, 2006. Based on the estimated proved reserves of the Smith assets as of December 31, 2006 and the annualized estimated average daily production of the Smith assets during December 2006 of 37 MMcfe, the Smith assets have a reserve to production ratio of approximately nine years. The estimated proved reserves of the Flores/Bloomberg field and the Muy Grande field in south Texas together contain approximately 55% to 70% of the total estimated proved reserves (123 Bcfe) that we expect to acquire in the Smith acquisition.

The south Texas properties to be acquired are in 13 active fields with prospects mainly in Vicksburg and Wilcox sands at depths ranging between 5,000 and 16,000 feet. The south Texas properties had total estimated proved reserves of approximately 92 Bcfe as of December 31, 2006, of which 70% were proved developed and 80% were natural gas. These properties include 116 producing wells, 52 recompletion opportunities and multiple proved undeveloped locations.

The two largest fields in the south Texas properties in terms of estimated proved reserves are the Flores/Bloomberg Field in Hidalgo County (approximately 40% to 50% of total) and the Muy Grande Field in Duval County (approximately 15% to 20% of total). The Smith properties include a 40% working interest in properties located in the Flores/Bloomberg Field. This field has multiple, stacked Vicksburg reservoirs with established production from nine zones and prospects mostly at depths of 5,000 to 12,000 feet. These properties include 57 producing wells, over 30 recompletion opportunities, multiple proved undeveloped locations and potential infill drilling opportunities with potential downspacing to 20-acre spacing from the current 40-acre spacing.  The Muy Grande Field in Duval County (100% working interest for properties in this field) contains multiple Wilcox reservoirs with established production from three zones and prospects mostly at depths from 9,000 to 16,000 feet. These properties include 11 producing wells, nine recompletion opportunities and multiple proved undeveloped locations. Our preliminary prospectus supplements dated January 16, 2007 indicated that the Flores/Bloomberg Field contains approximately 50% to 60% of the total estimated reserves that we expect to acquire in the Smith acquisition, but we now believe that field will contain approximately 40% to 50% of those reserves.

The southeast Texas properties to be acquired are in 10 active fields that are primarily in Liberty County. Prospects in this area are mainly in the Yegua, Cook Mountain and Wilcox sands at depths ranging mostly between 8,000 and 15,000 feet. The southeast Texas properties had total estimated proved reserves of approximately 31 Bcfe as of December 31, 2006, of which 47% were proved developed and 83% were natural gas. The South Hardin Field contains approximately 68% of these estimated proved reserves, primarily in the Wilcox trend. These properties include 34 producing wells, five recompletion opportunities and multiple proved undeveloped locations.

In addition to the properties and related acreage, we will acquire from Smith certain gathering facilities and ownership of approximately 13 miles of natural gas gathering pipelines and related infrastructure serving certain producing assets in southeast Texas. The pipeline system transports what will, after closing of the acquisition, be our natural gas as well as third-party natural gas.

We will also acquire 25% of Smith’s option and leasehold rights in an approximate 95 square mile 3-D exploration area with approximately 30,000 gross acres of leases and options located in the Mission project area in Hidalgo County in south Texas, with a primary focus on the Vicksburg formation.

Separately, we expect to enter into an agreement to acquire a 12.5% working interest in an approximate 160 square mile 3-D exploration area with approximately 55,000 gross acres of leases and options located in the Yates Ranch/Hostetter project area in McMullen and Duval Counties in south Texas. The 160 mile 3-D area increases our exposure to the Middle and Deep Wilcox trend. Furthermore, this venture will allow us to participate in a proposed additional 3-D shoot covering approximately 120 square miles near the Yates Ranch within the Wilcox trend. We also expect to enter into an agreement to acquire 25% of Smith’s option and leasehold rights in an approximate 105 square mile 3-D exploration area with approximately 60,000 gross acres of leases and options in Newton County in southeast Texas and Beauregard Parish, Louisiana with a focus on prospects in the Frio, Yegua and Wilcox formations at depths ranging between 4,000 and 10,000 feet. We expect these ventures to close concurrently with the Smith acquisition.

We expect to finance the Smith acquisition and refinance our existing revolving credit facility with any net proceeds from our pending common stock and preferred stock offerings and borrowings under our proposed new revolving credit facility. If we do not complete the one or both of the offerings or if the net proceeds are otherwise not sufficient, we expect to use borrowings under the proposed new bridge loan facility to fund the remaining portion of the purchase price.

Benefits of the Recent Kerr McGee Acquisition and the Pending Smith Acquisition.  We believe that the Kerr McGee acquisition and the Smith acquisition are consistent with our stated business strategy and offer the following benefits:

•                  Increased presence in south Texas, our largest core area.  The large majority of the properties being acquired are in south Texas, which is our largest core area. Approximately 70% of our estimated proved reserves at December 31, 2006 and 77% of our estimated December 2006 production, on a pro forma basis for the Kerr McGee acquisition, were in south Texas. Furthermore, 63% of our wells drilled in 2006 were completed in south Texas, with an apparent success rate of 76%. We operated approximately 34% of such estimated December 2006 production in south Texas. Another 52% of such estimated December 2006 production in south Texas is attributable to non-operated properties in which we have an average 68% working interest, conduct substantially all of the related geological and geophysical work and have significant influence over the timing of drilling. Our significant presence in south Texas and our detailed knowledge of the geological and geophysical attributes of the area have allowed us to build a strong track record of drilling success and exploitation of prior acquisitions in the area.

•                  Potential cost savings and greater access to oilfield services.  We expect to generate cost savings from our ability to apply our extensive knowledge base regarding south Texas to exploit drilling opportunities in a cost effective manner and from economies of scale, specifically our ability to share equipment, services and personnel due to the overlapping locations of south Texas properties and general and administrative cost savings. As a larger customer following the Smith acquisition, we also believe that we will be able to obtain greater access and make longer commitments to oilfield service providers.

•                  Increased operatorship.  We expect to operate approximately 97% of our acquired production from the Smith assets, which will increase our operatorship from approximately 46% to approximately 68% during December 2006 on a pro forma basis for the Smith and Kerr McGee acquisitions. We believe operatorship of these assets will give us the ability to exercise greater control over timing of drilling and costs and therefore make our production, revenue and expenses more predictable. Furthermore, operatorship gives us the ability to more fully utilize our technical expertise in the region.

•                  Longer reserve life.  Our estimated proved reserves at December 31, 2006 of approximately 102 Bcfe include our recent acquisition of the Kerr McGee assets. Based on these estimated reserves and our annualized estimated December 2006 production, pro forma for the Kerr McGee assets, of approximately 16 Bcfe, our reserve to production ratio was approximately six years. Based on our estimated proved reserves of approximately 225 Bcfe at December 31, 2006, pro forma for the Smith acquisition, and based on the annualized estimated December 2006 production of Edge, pro forma for the Kerr McGee assets and the Smith assets, of approximately 30 Bcfe, our pro forma reserve to production ratio increases from six years to eight years. This increase in our reserve life reflects the significant increase in our drilling inventory due to the recompletion opportunities and proved undeveloped locations associated with the

Smith assets as well as the generally longer reserve life of the Smith properties compared to our current property base.

•                  Potential upside.  We have identified potential exploratory well upside opportunities in the main fields covered by the Smith assets and the Kerr McGee assets, and we believe there is unidentified upside in the exploration ventures with Smith in the Mission, Yates Ranch/Hostetter and Newton County project areas and in the potential infill drilling opportunities in the Flores/Bloomberg field. Accordingly, we believe that these acquisitions are consistent with our strategy of seeking acquisitions of proven properties with potential exploration and exploitation upside.

•                  New growth platform in southeast Texas.  The Smith acquisition also provides us with a new operational area in southeast Texas. We believe that southeast Texas could provide us with another growth platform with recompletion, proved undeveloped, and other exploitation and exploration opportunities.

Proposed New Credit Facilities

In connection with the Smith acquisition, we have received a commitment letter from Union Bank of California in which it has committed to act as exclusive administrative agent for:

•                  a senior, first lien secured borrowing base revolving credit facility for us and certain of our subsidiaries in an amount equal to $750 million, of which only $320 million will be available under the borrowing base established at the closing of the facility, with a letter of credit sublimit of $20 million, and

•                  a $250 million senior, second lien secured bridge loan facility (collectively, the “Proposed Credit Facilities”).

The Proposed Credit Facilities are intended, together with the net proceeds from our pending offerings, to enable us to fund the Smith acquisition, refinance our existing credit facility and have sufficient additional availability under the proposed revolving credit facility to fund our near term operations. We do not expect to enter into the bridge loan facility unless we do not raise funds of at least $200 million in the offerings. If we raise less than $200 million in the offerings, we would expect to subsequently seek a second lien term loan from the lenders under the Proposed Credit Facilities. The commitment of the lenders for the Proposed Credit Facilities is subject to, among other things, the completion of all legal and business due diligence in the lenders’ sole discretion, our concurrent completion of the Smith acquisition, our entry into certain hedging arrangements for oil and natural gas satisfactory to the lenders, the negotiation and execution of definitive credit documentation, our maintenance of a minimum amount of liquidity of $25 million, the satisfaction of the lenders with respect to title to at least 80% of our oil and natural gas properties which are categorized as “proved, developed and producing” and title to at least 80% of our properties categorized as “total proved,” in each case after the Smith acquisition, and certain other specified terms and conditions. We may not be able to enter into definitive credit documentation on the terms described or at all, and, if we do not, we may not be able to complete the Smith acquisition.

In connection with the proposed revolving credit facility, we have agreed to pay an amount equal to 1.00% of the initial borrowing base established under the facility, due and payable on the closing date of the facility. With respect to the proposed bridge loan facility, (1) we have also agreed to pay an amount equal to 0.50% of the commitments under the facility on the earliest to occur of (a) the closing date of the facility (regardless of whether the loans under the facility are advanced), (b) the date on which we notify the administrative agent in writing of our election to not close the facility or (c) February 28, 2007, and (2) if the loans evidenced by such commitment are actually advanced to us, an additional amount shall be owed on the closing date equal to 1.00% of the principal balance so advanced. We have also agreed to pay the administrative agent certain other administrative fees, fronting fees and work fees in connection with the commitment.

The proposed revolving credit facility is expected to have a maturity date of four years from the closing date and to bear interest at a rate ranging from LIBOR plus an applicable margin ranging from 1.25% to 2.5% based on usage, with an unused commitment fee ranging from 0.50% to 0.25%. The bridge loan facility is expected to have a maturity of 364 days from the closing date and to bear an interest rate of LIBOR plus an applicable margin ranging from 4.75% to 6.75%.

We expect that the facilities will provide for certain restrictions, including, but not limited to, limitations on additional borrowings, sales of oil and natural gas properties or other collateral, and engaging in merger or consolidation transactions. The facilities are also expected to restrict dividends and certain distributions of cash or properties and certain liens. We expect the facilities will also contain financial covenants including, without limitation, the following:

•                  An EBITDAX to interest expense ratio will require that as of the last day of each fiscal quarter the ratio of (a) our consolidated EBITDAX (defined as EBITDA plus similar non-cash items and exploration and abandonment expenses for such period) to (b) our consolidated interest expense, not be less than 2.5 to 1.0, in the case of the revolving credit facility, and 2.0 to 1.0 in the case of the bridge loan facility calculated on a cumulative quarterly basis for the first 12 months after the closing of the credit facilities and then on a rolling four quarter basis.

•                  A current ratio will require that as of the last day of each fiscal quarter the ratio of our consolidated current assets to our consolidated current liabilities, as defined in the credit facilities, be at least 1.0 to 1.0.

•                  A maximum leverage ratio will require that as of the last day of each fiscal quarter the ratio of (a) Total Indebtedness (as defined in the credit facilities) to (b) an amount equal to consolidated EBITDAX be not greater than 3.0 to 1.0, in the case of the revolving credit facility, and 3.5 to 1.0 in the case of the bridge loan facility, calculated on a cumulative quarterly basis for the first 12 months after the closing of the credit facilities and then on a rolling four quarter basis.

In addition, the proposed bridge loan facility is expected to contain a minimum reserve coverage ratio that will require that as of the last day of each fiscal quarter the ratio of (a) our present value of future net cash flows attributable to estimated reserves discounted at 10% per year to (b) our total debt be at least 1.3 to 1.0, beginning at the closing of the bridge loan facility, and at least 1.5 to 1.0 beginning six months after the closing of the bridge loan facility.  We will not be permitted to pay any dividends on our capital stock while any portion of the bridge loan facility is outstanding.

We expect the facilities will include other covenants and events of default that are customary for similar facilities.

Business Strategy

Our business strategy is based on the following main elements:

•                  Grow reserves and production through acquisitions and the drilling of a balanced portfolio of prospects.  We seek to maintain a prudent balance between higher risk/reward wells and more moderate risk/reward wells. Over the last three years, we drilled 166 wells (91 net). Of the drilled wells, 145 (78 net) have been completed as apparent successes, for an apparent success rate of approximately 87%. As a result of our acquisitions and drilling program, we have grown production and estimated proved reserves over the last three year period. Production has grown from approximately 8 Bcfe in 2003 to approximately 17 Bcfe in 2006, for a compound annual growth rate of approximately 29%. Also, we have grown estimated proved reserves from approximately 64 Bcfe at year-end 2003 to approximately 102 Bcfe at year-end 2006, for a compound annual growth rate of approximately 17%.

•                  Seek acquisitions that we believe have upside potential.  We seek acquisitions of producing properties that typically have exploration or exploitation upside potential. As illustrated by the Kerr McGee acquisition and the Smith acquisition, we primarily seek properties in our existing core areas or as a means to establish new core areas. We continue to work diligently to identify and evaluate acquisition opportunities with the goal of implementing those that we believe would fit our strategic plan and add stockholder value.

•                  Integrate technological advances into our exploration, drilling, production operations and administration.  We use advanced technologies as risk-reduction tools in our exploration, developmental drilling and completion activities. Data analysis and advanced processing techniques, combined with our more traditional sub-surface interpretation techniques, allow our team of technical personnel to more easily identify features, structural details and fluid contacts that could be overlooked using less sophisticated data interpretation techniques.

•                  Maintain a conservative financial structure and control our cost structure.  We believe that a conservative financial structure is crucial to consistent, positive financial results, management of cyclical swings in our industry and the ability to move quickly to take advantage of acquisitions and attractive drilling opportunities. In order to maximize our financial flexibility, we will, over the long term, try to maintain a total debt-to-capital ratio of not more than 40%. At September 30, 2006, our debt-to-total capital ratio was 39.7%. As of September 30, 2006, on a pro forma basis for the Smith acquisition, the Kerr McGee acquisition, our pending offerings, the entry into the proposed new revolving credit facility on such date and the application of the net proceeds from the pending offerings as described above under “Proposed Credit Facilities,” our debt to capital ratio would have been approximately 41.3%.  For more information, see note 5 to the pro forma financial information previously filed with the SEC as Schedule B to our Current Report on Form 8-K filed on January 16, 2007.

Our goal is to fund our ongoing capital expenditures using cash flow from operations, reserving our debt capacity for potential investment opportunities that we believe can profitably add to our drilling program. Part of a sound financial structure is constant attention to costs, both operating and overhead. Over the past several years, we have worked diligently to control our operating and overhead costs and instituted a formal, disciplined capital budgeting process.

Competitive Strengths

•                  Low cost operator.  For the nine months ended September 30, 2006, our lease operating expenses before production and ad valorem taxes were $0.52/Mcfe. We believe that this figure compares favorably to our peers and reflects our focus on costs. We believe that maintaining relatively low operating expenses will allow us to maximize profits in higher commodity price environments and to withstand periods of lower commodity prices.

•                  Geographically focused operations in established, producing basins.  We believe geographic focus is a critical element of success, as evidenced by the location of approximately 72% of our estimated proved reserves at December 31, 2006 in south Texas, pro forma for the Smith acquisition. Long-term success requires detailed knowledge of both geologic and geophysical attributes, as well as operating conditions in the areas in which we operate. As a result, we focus on a select number of geographic areas where our experience and strengths can be applied with a significant influence on the outcome. We believe this focus allows us to manage a growing asset base and add value to additional properties while controlling incremental costs and staffing requirements.

•                  High drilling success rate.  During 2006, we drilled 52 wells (29 net). Of these wells, 43 (23 net) have been completed or are being completed as apparent successes, for an apparent success rate of approximately 83%. Furthermore, over the last three years, we have achieved an apparent drilling success rate of 87%. We believe that our high drilling success rate reflects our expertise in south Texas as well as our balance of moderate-risk exploitation activities with higher-risk exploration activities.

•                  Track record of completing and integrating acquisitions.  We have completed and integrated several acquisitions over the last few years. In December 2004, we acquired oil and natural gas properties located in south Texas from Contango Oil & Gas Company. These properties, located primarily in Jim Hogg County, Texas and producing primarily from the Queen City formation, are in a geographic area that has been one of our most active and successful areas of focus in recent years. In November 2005, we acquired Cinco Energy Corporation, whose primary assets were ownership of working interests in oil and natural gas properties located in the Chapman Ranch Field in south Texas, and additional working interests in the same field owned by two other private companies. In December 2006, we acquired additional working interests in the Chapman Ranch Field from Kerr McGee.

•                  Experienced management team and high quality workforce.  Our senior management team has been with the Company almost 10 years and has helped us evolve from being focused on prospect generation to being an efficient operator with a balanced portfolio of properties. Our senior management team averages over 25 years of experience in the energy industry and is led by John Elias, who has over 40 years of experience in the oil and natural gas exploration and production business. Prior to joining Edge, Mr. Elias held several senior management positions with Amoco Corporation and Seagull Energy Corporation. We believe we have been successful at attracting talented, experienced employees to our organization, including many with experience at large independent and major integrated energy companies. Furthermore, we reward our employees with performance-based equity compensation. As of December 31, 2006, our directors and executive officers beneficially owned an aggregate of approximately seven percent of our outstanding common stock.

Summary of 2006 Drilling Activity and Operating Results

The pace of our 2006 drilling operations was adversely impacted in large part by drilling delays on our nonoperated properties in the Chapman Ranch Field and shortages of oilfield services and qualified personnel. Although partially offset by the effect of the Kerr McGee acquisition, these factors, along with some disappointments in our drilling program (such as the drilling of three dry holes on proved undeveloped properties and the deferment of portions of our drilling program targeting potential new reserves because of drilling delays on the Chapman Ranch properties, the shortages of oilfield services and falling natural gas prices), resulted in a slight decrease in our estimated proved reserves at December 31, 2006 (approximately 102 Bcfe) compared to December 31, 2005 (approximately 103 Bcfe). We do not expect to encounter similar delays on our Chapman Ranch properties now that we have assumed operatorship.

Despite these disappointments in 2006, we have grown our estimated proved reserves over the three years 2004 through 2006 from approximately 64 Bcfe to approximately 102 Bcfe, for a compound annual growth rate of 17% with a three-year average reserve replacement ratio of 196%. Our reserve replacement ratio was 308%, 184% and 97% for the years ended December 31, 2004, 2005 and 2006, respectively. Our estimated total reserve additions from all sources (revisions, acquisitions, extensions and discoveries) for the past three years were approximately 84 Bcfe, of which 49% were related to acquisitions. See “Reserve Replacement Ratio” below.

With our acquisition of the Kerr McGee assets and our pending Smith acquisition, we believe that we will benefit from a significant increase in our operated properties (including Chapman Ranch) and will be able to more easily access oilfield services through both short-term and longer-term commitments. Accordingly, we intend to pursue an aggressive 2007 drilling schedule and to continue our pursuit of acquisitions with a goal of achieving significant reserve growth through both the drill bit and acquisitions. Upon completion of the Smith acquisition, which is anticipated to close on January 31, 2007, we intend to drill between 80 and 90 wells (37 and 42 net, respectively) in 2007, and we estimate capital spending for drilling for the year to be from $95 million to $110 million. If we do not complete the Smith acquisition, we intend to drill between 50 and 60 wells (25 and 30 net, respectively) in 2007, and we estimate capital spending for drilling for the year would be from $65 million to $75 million.

During 2006, we drilled 52 wells (29 net), of which 83% were apparent successes. Below is a summary of all of our primary areas of operations, including our 2006 drilling results by area and our preliminary allocation of our planned drilling expenditures for 2007.

Our estimated December 2006 production described below includes our historical production for December 2006 plus production related to the Kerr McGee assets for the entire month of December.

South Texas

Approximately 70% of our estimated proved reserves at year-end 2006 and 77% of our estimated December 2006 production were in south Texas. On a pro forma basis for the Smith acquisition, approximately 72% of our estimated proved reserves at year-end 2006 were in this area; and on a pro forma basis for the Smith acquisition and the Kerr McGee acquisition, approximately 68% of our estimated December 2006 production was in this area. Our areas of focus in this region were predominantly in the Wilcox, Queen City, Vicksburg and Frio producing trends. In 2006, we drilled 33 wells (22 net) in this region, of which 76% were apparently successful. The majority of these wells were in the Queen City project area. Upon completion of the Smith acquisition, we anticipate that 50% to 60% of our 2007 drilling capital expenditures will be in south Texas, with our primary areas of focus being the Flores/Bloomberg Field (Vicksburg), the Chapman Ranch Field (Frio), the Muy Grande Field (Wilcox) and the Queen City project area.

Southeast Texas

Upon completion of the Smith acquisition, southeast Texas will be established as a new core area of operations for us. We do not currently have any reserves in this area. Our properties in this region would be spread among 10 active fields, most of which are located in Liberty County. The South Hardin Field in Liberty County contained approximately 68% of our estimated proved reserves in this area as of December 31, 2006, on a pro forma basis for the Smith acquisition. On a pro forma basis for the Smith acquisition, approximately 14% of our estimated proved reserves at year-end 2006 were in the southeast Texas area; and on a pro forma basis for the Smith acquisition and the Kerr McGee acquisition, approximately 20% of our estimated December 2006 production was in this area. Upon completion of the Smith acquisition, we anticipate that 8% to 10% of our 2007 drilling capital expenditures will be in southeast Texas.

Mississippi Interior Salt Basin

As of December 31, 2006, we owned an interest in 21,171 gross (8,713 net) acres in the Mississippi Interior Salt Basin area. We acquired reserves and production in the Mississippi Interior Salt Basin in south central Mississippi as part of our 2003 merger with Miller Exploration Company, or Miller. The primary producing horizons in the Mississippi Interior Salt Basin around the Miller properties include the Hosston, Sligo, Rodessa and James Lime sections. Approximately 15% of our estimated proved reserves at year-end 2006 and 7% of our estimated December 2006 production were in this area. On a pro forma basis for the Smith acquisition, approximately 7% of our estimated proved reserves at year-end 2006 were in this area; and on a pro forma basis for the Smith acquisition and the Kerr McGee acquisition, approximately 4% of our estimated December 2006 production was in this area. In 2006, we drilled one well (0.7 net) in this area, which was successful. Upon completion of the Smith acquisition, we anticipate that 15% to 20% of our 2007 drilling capital expenditures will be in the Mississippi Interior Salt Basin.

Permian Basin—Southeast New Mexico

We established a new core area in southeast New Mexico through an alliance with two private companies in 2003, and we earned our interests in this area through a drilling obligation that we fulfilled during 2004 and 2005. The objectives in this area are shallow oil in the Yeso, San Andres, Queen and Grayburg formations, and deep natural gas in the Atoka and Morrow formations. Additional objectives are the Strawn, Cisco, Wolfcamp and Devonian formations. Approximately 7% of our estimated proved reserves at year-end 2006 and approximately 14% of our estimated December 2006 production were in this area. On a pro forma basis for the Smith acquisition and the Kerr McGee acquisition, approximately 3% of our estimated proved reserves at year-end 2006 were in this area; and on a pro forma basis for the Smith acquisition and the Kerr McGee acquisition, approximately 7% of our estimated December 2006 production was in this area. In 2006, we drilled 16 wells (5.6 net) in this area, of which 94% were successful. Upon completion of the Smith acquisition, we anticipate that 2% to 3% of our 2007 drilling capital expenditures will be in this area.

South Louisiana

Our properties in south Louisiana are primarily located in Acadia, Calcasieu, Lafayette, St. Landry and Vermilion Parishes. Approximately 9% of our estimated proved reserves at year-end 2006 and 2% of our estimated December 2006 production were in this area. On a pro forma basis for the Smith acquisition, approximately 4% of our estimated proved reserves at year-end 2006 were in this area; and on a pro forma basis for the Smith acquisition and the Kerr McGee acquisition, approximately 1% of our estimated December 2006 production was in this area. In 2006, we exercised a preferential right and acquired additional working interests in a well that added approximately 4.9 Bcfe to our estimated proved reserves. We did not drill any wells in 2006, and we do not currently plan to drill any additional wells in south Louisiana in 2007.

Fayetteville Shale—Arkansas

As of December 31, 2006, we owned an interest in 5,448 gross (4,629 net) undeveloped acres in the Fayetteville Shale play in south central Arkansas. In 2006, we drilled two wells (0.9 net), both of which were apparently successful, although not yet producing. In addition, we drilled three additional wells through the vertical section of the hole and are waiting on a different rig to drill the horizontal section. We are an operator in this area and participate in additional wells with Southwestern Energy Company and Chesapeake Energy Corporation acting as operators. Upon completion of the Smith acquisition, we anticipate that 15% to 18% of our 2007 drilling capital expenditures will be in this area.

Floyd Shale—Mississippi and Alabama

In 2005, we established a position in the emerging Floyd Shale play. As of December 31, 2006, we owned an interest in 44,732 gross (38,340 net) undeveloped acres in the play. We have not drilled any wells and have no production or proved reserves on this acreage. We currently do not have any plans to commence drilling activities in this area during 2007. Our leases generally have sufficient remaining primary terms and renewal provisions such that we can observe surrounding operators further the development of this potential new play while we concentrate our 2007 activities on other areas in our portfolio.

Reserve Replacement Ratio

We use the reserve replacement ratio, as defined below, as an indicator of our ability to replenish annual production volumes and grow our reserves, thereby providing some information on the sources of future production. We believe that reserve replacement is relevant and useful information that is commonly used by analysts, investors and other interested parties in the oil and gas industry as a means of evaluating the operational performance and to a greater extent the prospects of entities engaged in the production and sale of depleting natural resources. These measures are often used as a metric to evaluate an entity’s historical track record of replacing the reserves that it produces. Reserve replacement ratio is calculated by dividing total reserve additions from all sources (revisions, acquisitions, extensions and discoveries) by the actual production for the corresponding period. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. As an annual measure, the ratio is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not consider the cost or timing of future production of new reserves, it cannot be used as a measure of value creation. The ratio does not distinguish between changes in reserve quantities that are developed and those that will require additional time and funding to develop. In that regard, it might be noted that the percentage of our estimated reserves that were developed was 75%, 74% and 77% as of December 31, 2004, 2005 and 2006, respectively.

Additional Matters

We expect to pay an aggregate of $395 million for the Smith assets, subject to adjustment for the results of operations between the January 1, 2007 effective date and the closing date, which is anticipated to be January 31, 2007, as well as other purchase price adjustments. We expect to finance the Smith acquisition and refinance our existing revolving credit facility with any net proceeds from the pending offerings and borrowings under our proposed new revolving credit facility. If we do not complete one or both of the offerings or if the net proceeds are otherwise not sufficient, we expect to use borrowings under the proposed new bridge loan facility to fund the remaining portion of the purchase price.

We have paid Smith a deposit of approximately $11 million to be applied against the purchase price payable at the closing. Generally, we are entitled to the return of the deposit upon termination of the related agreements, unless the closing has not occurred by January 31, 2007 and the respective agreements are then terminated because of failure to consummate the closing by such date if at the time of such termination Smith has fulfilled all of its conditions to closing.

The obligations of the parties under the purchase and sale agreements related to the Smith acquisition are subject to certain conditions, including use of reasonable efforts by Smith to obtain waivers of preferential purchase rights and consents to assign, maximum specified amounts claimed with respect to certain title defects and environmental liabilities, the accuracy of representations and warranties and other specified closing conditions. Further, if a material adverse environmental condition exists that will result in liabilities exceeding 3% of the unadjusted purchase price, we may terminate the purchase and sale agreement relating to specified properties located outside of the Mission project area in our sole discretion and without liability to Smith. Under those agreements, we will assume preclosing and postclosing liabilities related to the purchased assets, subject to specified exclusions. The representations and warranties of Smith under the purchase and sale agreements will not survive the closing of the Smith acquisition.

The intrastate pipeline system in Texas is regulated for safety compliance by the U.S. Department of Transportation (the “DOT”) and the Texas Railroad Commission. In 2002, the United States Congress enacted the Pipeline Safety Improvement Act of 2002, which contains a number of provisions intended to increase pipeline operating safety. The DOT’s final regulations implementing the 2002 act became effective in February 2004. Among other provisions, the regulations require that pipeline operators implement a pipeline integrity management program that must at a minimum include an inspection of gas transmission pipeline and nonrural gathering facilities within the next ten years, and at least every seven years thereafter. In December 2006, Congress enacted the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, which reauthorizes the programs adopted under the 2002 Act, proposes enhancements for state programs to reduce excavation damage to pipelines, establishes increased federal enforcement of one-call excavation programs, and establishes a new program for review of pipeline security plans and critical facility inspections. In addition, beginning in October 2005, the DOT’s Pipeline and Hazardous Materials Safety Administration commenced a rulemaking proceeding to develop rules that would better distinguish onshore gathering lines from production facilities and transmission lines, and to develop safety requirements better tailored to gathering line risks. On March 15, 2006, the DOT revised its regulations to define more clearly the categories of gathering facilities subject to DOT regulation, establish new safety rules for certain gathering lines in rural areas, revise the current regulations applicable to safety and inspection of gathering lines in nonrural areas, and adopt new compliance deadlines. We are not able to predict with certainty the final impact of these new rules on the pipelines that we will acquire in the Smith acquisition.

Certain Expected Effects of the Smith Acquisition and the Pending Offerings on Our Results of Operations and Financial Condition

IRS Regulations restrict utilization of net loss carryforwards (“NOLs”) for any company in which an “ownership change” (as defined in Section 382 of the Internal Revenue Code) has occurred. We have performed required testing and have concluded that an “ownership change” will occur in connection with our pending offerings. As a result, we believe that our NOL utilization will be limited to approximately $12 million per year in the future.

We believe our general and administrative expenses for the first quarter of 2007 will be negatively impacted by approximately $0.6 million of expenses related to the Smith acquisition.

Core Areas of Operation

The table below sets forth certain historical estimated proved reserve information as of December 31, 2006 and estimated average production information for the month of December 2006 and percentages of pro forma estimated total reserves as of December 31, 2006 and pro forma estimated average production for the month of December 2006 for Edge, the Kerr McGee assets and the Smith assets for each of our operational areas.

	Estimated Proved Reserves as of December 31, 2006 (Bcfe)	Percentage of Pro Forma Estimated Proved Reserves as of December 31, 2006	Estimated Production in December 2006 (MMcfe/day)	Percentage of Pro Forma Estimated Average Production in December 2006
Edge (1)
South Texas	71	31%	31	38%
Southeast Texas	—	—	—	—
Mississippi Interior Salt Basin	15	7%	3	4%
Permian Basin—Southeast New Mexico	7	3%	6	7%
South Louisiana	9	4%	1	1%
Fayetteville Shale—Arkansas	—	—	—	—
Floyd Shale—Mississippi and Alabama	—	—	—	—
Kerr McGee Assets(1)
South Texas	—	—	3	4%
Smith Assets(2)
South Texas	92	41%	21	26%
Southeast Texas	31	14%	16	20%
Pro Forma Total:	225	100%	81	100%

(1)  Because we acquired the Kerr McGee assets prior to December 31, 2006, those assets are included in the estimated proved reserves for Edge as of December 31, 2006. Edge production includes production from the Kerr McGee assets from December 28, 2006, the date we acquired the assets, through December 31, 2006. Kerr McGee assets includes production from the assets from December 1, 2006 to December 27, 2006.

(2)  The estimated proved reserve information for the Smith assets has been the subject of an oversight review letter by Ryder Scott, which is attached as Exhibit 99.2 to our Current Report on Form 8-K filed on January 16, 2007.

Summary Historical and Pro Forma Oil and Natural Gas Reserve Information

The following table sets forth summary information with respect to our estimated proved oil and natural gas reserves as of the dates indicated. The following historical estimates of our proved oil and natural gas reserves are based on estimates prepared by Ryder Scott and WDVG, independent consulting petroleum engineers. The pro forma estimates of proved oil and natural gas reserves giving effect to the Smith acquisition are based on our internal estimates for the Smith assets as of December 31, 2006, which estimates have been the subject of an oversight review letter by Ryder Scott. Ryder Scott’s oversight review determined that our estimates are generally reasonable in the aggregate, but should be considered in light of specified observations contained in that firm’s oversight review letter. A copy of the oversight review letter is attached as Exhibit 99.2 to our Current Report on Form 8-K filed on January 16, 2007.  The pro forma estimated proved reserve information assumes that the Smith acquisition was effective on December 31, 2006. The closing of the Smith acquisition is subject to certain closing conditions, and we may not be able to successfully complete the Smith acquisition. Guidelines established by the SEC regarding the present value of future net revenues were used to prepare these reserve estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data and the interpretation of that data by petroleum engineers. In addition, the results of drilling, testing and production activities may require revisions of estimates that were made previously. Accordingly, estimates of reserves and their value are inherently imprecise and are subject to constant revision and change, and they should not be construed as representing the actual quantities of future production or cash flows to be realized from oil and natural gas properties or the fair market value of such properties.

	Historical			Pro Forma for the Smith Acquisition
	As of December 31,			As of December 31,
	2004	2005	2006(1)	2006
Estimated Proved Reserves:
Oil and Condensate (MBbls)	3,792	3,410	4,325	8,223
Natural Gas (MMcf)	66,311	82,290	76,146	175,391
Combined (MMcfe)	89,063	102,753	102,098	224,729
Estimated Proved developed reserves (MMcfe)	66,887	76,177	79,114	157,523

(1)  Includes reserves attributable to the Kerr McGee assets, which were acquired on December 28, 2006.

Summary Historical and Pro Forma Operating Data

The following table sets forth summary operating data for the periods indicated. The pro forma production volume data, average realized prices, average wellhead prices and cost data assume that the Smith acquisition was effective on January 1, 2005. The summary pro forma consolidated operating data is presented for illustrative purposes only. The results may have been different if we had always owned the Smith assets, or if we had acquired the Smith assets as of any of the dates indicated above, and the results do not purport to indicate the future results that we will experience. The closing of the Smith acquisition is subject to certain closing conditions, and we may not be able to successfully complete the Smith acquisition.  Note that the pro forma operating data below does not give effect to the Kerr McGee acquisition. Pro forma estimated production information for December 2006 included elsewhere in this report does, however, give effect to the Kerr McGee acquisition.

	Historical				Pro Forma for the Smith Acquisition
	Year Ended December 31,			Nine Months Ended September 30,	Year Ended December 31,	Nine Months Ended September 30,
	2003	2004	2005	2006	2005	2006
Production Volume:
Oil, Condensate and NGLs (MBbls)	301	491	632	447	1,011	756
Natural Gas (MMcf)	6,290	9,148	12,597	10,568	19,797	16,862
Combined (MMcfe)	8,093	12,093	16,384	13,247	25,860	22,400
Average Realized Prices(1):
Oil, Condensate and NGLs (MBbls)	$20.17	$23.36	$34.81	$49.51	$37.91	$50.01
Natural Gas (MMcf)	4.43	5.80	7.88	7.83	7.99	7.49
Combined (MMcfe)	4.19	5.33	7.40	7.91	7.70	7.77
Average Wellhead Prices(2):
Oil, Condensate and NGLs ($/Bbl)	$20.17	$26.30	$36.46	$48.08	$38.93	$49.17
Natural Gas ($/Mcf)	5.14	5.91	7.97	6.89	8.11	6.98
Combined ($/Mcfe)	4.74	5.54	7.53	7.12	7.69	7.18
Costs per Mcfe:
Operating costs (including production and ad valorem taxes)	$0.63	$0.77	$1.04	$1.05	$1.05	$1.01
Depletion, depreciation and amortization and accretion	1.68	1.81	2.45	3.72	3.17	3.31
General and administrative (excluding non-cash stock based compensation)	0.68	0.65	0.60	0.70	0.60	0.70
Other expense	0.08	0.03	*	0.15	1.11	1.01

(1)  Represents revenue per unit as reported, which includes the impact of oil and natural gas hedging transactions.

(2)  Represents revenue per unit excluding the effect of oil and natural gas hedging transactions.

*  Not meaningful.

RISK FACTORS

You should consider carefully the risk factors discussed below, as well as the other information in this report, and the risk factors and other information in our other filings with the Securities and Exchange Commission (the “SEC”) before you decide to purchase any shares of our common stock.  Investing in our securities is speculative and involves significant risk. Any of the risks described in this report or in our other filings with the SEC could impair our business, financial condition and operating results, could cause the trading price of our shares of common stock to decline or could result in a partial or total loss of your investment.

We may not complete the Smith acquisition. If we do not complete the Smith acquisition, any net proceeds we receive from our pending common stock and preferred stock offerings will not be used to fund the Smith acquisition and may not be used in a manner as beneficial to us.

The completion of the Smith acquisition is subject to specified closing conditions. See “Recent Kerr McGee Acquisition and Pending Smith Acquisition” and “Additional Matters” for more information.

If one or more of the conditions to closing are not satisfied, the Smith acquisition may not be completed. Some of these conditions are beyond our control. Some of these conditions, including a condition that claimed environmental liabilities do not exceed specified thresholds, are in part within our control; other conditions are all or in part within the control of Smith; and we or Smith may elect not to take actions necessary to satisfy these conditions. If we breach our obligations under the purchase and sale agreements with Smith and Smith elects to terminate these agreements as a result, Smith will be entitled to retain our approximate $11 million deposit as liquidated damages.

Also, if we are unable to enter into definitive credit documentation for, and borrow sufficient funds under, the Proposed Credit Facilities, we may not be able to complete the Smith acquisition. Our obligation to complete the Smith acquisition is not conditioned on the receipt of financing and our failure to obtain sufficient financing through our pending offerings and the Proposed Credit Facilities could cause us to be in breach of the related purchase and sale agreements.

It is possible that we will not complete the Smith acquisition on the terms described in this report, or at all, or that the Smith acquisition will be delayed beyond the expected closing date in January 2007. If we do not complete the Smith acquisition, we will not have the opportunity to develop the related assets and to attempt to realize the benefits we believe the acquisition will afford us.

In addition, if the Smith acquisition is not consummated, we intend to use the proceeds from our pending offerings to repay any then outstanding indebtedness under our existing revolving credit facility, to fund our drilling program, to fund possible other acquisitions and for general corporate purposes. Such use of proceeds may not be as beneficial to us as the Smith acquisition may have been.

The market price of our common stock may decline as a result of the Smith acquisition or if we do not complete the Smith acquisition.

The market price of our common stock may decline as a result of the Smith acquisition if, among other things, the integration of our business and the business of Smith is unsuccessful or if the liabilities, expenses or transaction costs related to the Smith acquisition are greater than expected or the Smith assets do not yield the anticipated returns. The market price of our common stock may decline if we do not achieve the perceived benefits of the Smith acquisition as rapidly or to the extent anticipated by us or by financial or industry analysts or if the effect of the Smith acquisition on our financial results is not consistent with our expectations or those of financial or industry analysts. The market price of our common stock may also decline if we do not complete the Smith acquisition.

We may not acquire all of the assets contemplated by the Smith acquisition to the extent that title defects exist, consents to assignment of particular assets are not obtained, the properties are subject to environmental defects or certain other conditions exist. If we do not acquire all of the assets, our results following the acquisition may not be as expected and our potential opportunities relating to the acquired assets may be more limited than anticipated.

Under certain circumstances, we may not acquire all of the assets related to the Smith acquisition described in this report. If we discover that a previously undisclosed lien, encumbrance or other title defect exists with respect to any of the properties included in the Smith acquisition, Smith may elect to retain the affected properties and reduce the purchase price by the value allocated to such properties. If a third party’s consent is required for the transfer of any properties included in the Smith acquisition and such consent is not obtained, we may elect to have such properties excluded from the acquisition and the purchase price reduced by the value allocated to such properties (subject to the right of Smith to require us to purchase such properties if the required consents are obtained prior to the end of the adjustment period). If any of the properties to be included in the Smith acquisition are acquired by a third party pursuant to the exercise of a preferential purchase right, such properties will be excluded from the acquisition and the purchase price will be reduced by the value allocated to such properties. If any properties are taken by condemnation or if properties representing more than 5% of the unadjusted purchase price are lost due to fire or other casualty, then Smith may elect to treat such loss as a title defect as described above. If Smith and we agree that a material adverse environmental condition exists with respect to any of the properties, other than those properties located in the Mission project area, then Smith may elect to retain the affected properties and reduce the purchase price by the value allocated to such properties. Further, if we believe that a material adverse environmental condition exists which will result in liabilities exceeding 3% of the unadjusted purchase price, we may terminate the purchase and sale agreement with Smith relating to the properties outside the Mission project area in our sole discretion and without liability to Smith.

If any of the events described above occur, we will not hold all of the assets that are reflected in our pro forma financial statements included in our Current Report on Form 8-K filed on January 16, 2007 and in the operating and other data included in this report. Accordingly, our results, on a pro forma basis, may not be as favorable as set forth in the pro forma information in this report. In addition, to the extent we do not acquire all of the assets, one or more of the opportunities we believe exist and intend to pursue through the Smith acquisition may not be available to us.

We may have difficulty integrating and managing the growth associated with the Smith acquisition.

The completion of the Smith acquisition will result in a significant growth in our assets, reserves and revenues and may place a significant strain on our financial, technical, operational and administrative resources. We may not be able to integrate the operations of the acquired assets without increases in costs, losses in revenues or other difficulties. In addition, we may not be able to realize the operating efficiencies, synergies, costs savings or other benefits expected from the Smith acquisition. Any unexpected costs or delays incurred in connection with the integration could have an adverse effect on our business, results of operations or financial condition. We believe our general and administrative expenses for the first quarter of 2007 will be negatively impacted by approximately $0.6 million of expenses related to the Smith acquisition. We currently do not expect to hire any personnel associated with Smith. We have hired or intend to hire approximately 10 new employees that we expect will be required to manage the increased scale of our business. However, we may experience difficulties in finding the additional qualified personnel. In an effort to stay on schedule with our planned activities in 2007, we intend to supplement our staff with contract and consultant personnel until we are able to hire new employees. Upon completion of the Smith acquisition, our ability to continue to grow will depend upon a number of factors, including our ability to identify and acquire new exploratory prospects, other acquisition targets, our ability to develop then existing prospects, our ability to continue to retain and attract skilled personnel, the results of our drilling program and acquisition efforts, hydrocarbon prices and access to capital. We may not be successful in achieving or managing growth and any such failure could have a material adverse effect on us.

Approximately 36% of the estimated proved reserves associated with the Smith acquisition and approximately 70% of the estimated proved reserves associated with the Kerr McGee acquisition were undeveloped as of December 31, 2006, and those reserves may not ultimately be developed.

As of December 31, 2006, approximately 36% of the estimated proved reserves associated with the Smith acquisition and approximately 70% of the estimated proved reserves associated with the Kerr McGee acquisition were undeveloped. Proved undeveloped reserves, by their nature, are less certain than other categories of proved reserves. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations and involves greater risks. Our reserve data for the properties assumes that to develop our reserves we will make significant capital expenditures and conduct these operations successfully. Although we have prepared estimates of these natural gas and oil reserves and the costs associated with these reserves in accordance with industry standards and SEC requirements, the estimated costs may not be accurate, development may not occur as scheduled and actual results may not be as estimated.

Properties that we acquire may not produce as projected, and we may be unable to identify liabilities associated with the properties or obtain protection from the sellers against them.

Our assessment of the properties subject to the Smith acquisition will not reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies. In the course of our due diligence, we did not inspect every well. Inspections may not reveal structural or environmental problems. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations. Our ability to make a claim against Smith in the Smith acquisition generally expires on the closing date and we may be left with no recourse for liabilities and other problems associated with the Smith acquisition that we do not discover prior to the closing date. Similarly, if we discover a problem related to the Kerr McGee acquisition, which closed on December 28, 2006, we generally have no recourse against Kerr McGee.

Forward Looking Statements

The information in this Form 8-K contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 including, without limitation, benefits, effects or results of the Smith acquisition, or the timing, final purchase price or completion of the Smith acquisition, exploration potential of the Smith assets, timing and completion of the pending common stock offering and the preferred stock offering, timing and completion of the Proposed Credit Facilities, estimates and expectations regarding production, reserves, drilling plans, future development costs, operating costs, general and administrative costs, energy prices, future tax rates, deductions and credits of the Smith assets and of Edge on a pro forma basis. Such forward-looking statements involve estimates, assumptions and uncertainties which are beyond Edge’s ability to control or estimate, and are subject to material changes. Such risks, uncertainties and assumptions include but are not limited to costs and difficulties related to the evaluation and integration of the Smith assets and assets, costs, delays and other difficulties related to the Smith acquisition, actions by Smith in the acquisition, results of adjustments and other pre-closing matters, closing conditions to the Smith acquisition, failure to complete the pending offerings, failure to enter into the Proposed Credit Facilities, final board approval of our 2007 capital budget, the timing and extent of changes in commodity prices for oil and natural gas, changes in wells operated and in reserve estimates, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about estimates of reserves, competition and government regulation and the ability of Edge to meet its business and financial goals and the risk factors and other factors included in this report, Edge’s most recent Form 10-K and other filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results could vary materially from those indicated. No assurance can be given that Edge’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1†	Second Amendment to Purchase and Sale Agreement between Smith Production Inc., as seller, and Edge Petroleum Exploration Company, as purchaser, dated January 15, 2007.

10.2†	First Amendment to Purchase and Sale Agreement between Smith Production Inc., as seller, and Edge Petroleum Exploration Company, as purchaser, dated January 15, 2007.

† Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGE PETROLEUM CORPORATION
Date: January 19, 2007
	By:	/s/ ROBERT C. THOMAS
Robert C. Thomas
Vice President, General Counsel and Corporate Secretary